For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #06-13
Waste Management Announces Third Quarter 2006 Earnings
Company Raises Full-Year 2006 Earnings Guidance
HOUSTON — October 25, 2006 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its third quarter ended September 30, 2006. Revenues for the quarter were $3.44 billion as compared with $3.38 billion in the year ago period, an increase of 2.0%. Net income for the quarter was $300 million, or $0.55 per diluted share, compared with $215 million, or $0.38 per diluted share, in the prior year period, which represents a 45% increase in earnings per diluted share.
The Company noted one-time items that impacted the results in the current and prior years’ third quarters. Results in the current quarter included:
•	A $20 million benefit in net income resulting primarily from favorable income tax audit settlements and adjustments required for the finalization of our 2005 tax returns; and
•	A $16 million reduction in net income due mainly to asset impairment charges and losses on sales of operations related to the previously announced divestiture program.
Results in the prior year’s third quarter included a net $40 million reduction in net income due primarily to combined charges of $96 million after-tax in asset impairments and unusual items, restructuring charges and additional landfill amortization expense. Partially offsetting these charges was a $56 million after-tax reduction in income tax expense resulting mainly from favorable tax audit settlements.
Excluding these items, net income would have been $296 million, or $0.55 per diluted share, in the third quarter of 2006 compared with $255 million, or $0.45 per diluted share, in the prior year quarter, which represents a 22% increase in earnings per diluted share.(a)
Income from operations as a percent of revenue was 16.2% in the third quarter of 2006. Income from operations as a percent of revenue, as adjusted for the items noted above, increased 150 basis points to 16.8% in the current year’s quarter compared with the prior year’s quarter.(a)
“We were very pleased with our results during the quarter as we again exceeded our internal expectations and achieved our primary financial goals of strong earnings growth, margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste

Management. “We accomplished these objectives in the third quarter of this year due to the success of our pricing programs combined with a $21 million reduction in our operating expenses compared with the prior year’s quarter. As a percent of revenue, we lowered our operating expenses by 180 basis points compared with the third quarter of 2005.
“Our internal revenue growth due to yield on base business of 3.6% indicates that our pricing excellence initiatives continue to generate positive results. This higher yield more than offset the 1.8% volume loss that we experienced during the quarter, about half of which resulted from the combination of nearly one less workday and lower non-core revenues. The remaining volume loss was primarily in our collection lines of business, which is driven mainly by our strategy to price our work in order to achieve acceptable margins and returns. This pricing strategy is the primary factor leading to our robust margin expansion. Also contributing to the margin expansion are our operational excellence programs and the reduction in operating expenses as we flexed down costs due to lower volume. This marks the fifth consecutive quarter in which our year-over-year operating costs as a percent of revenue have declined.
Steiner also highlighted the Company’s strong cash position: “We generated $745 million in net cash provided by operating activities and $431 million in free cash flow during this year’s third quarter, bringing our free cash flow total to $1.24 billion for the first nine months of 2006.(a) We returned $425 million in cash to our shareholders during the third quarter in the form of share repurchases and our quarterly cash dividend payment and remain on track to return nearly $1.55 billion to our shareholders for the full-year. Although we expect sequential capital expenditures to increase significantly during the fourth quarter, we project that our full-year free cash flow will meet or exceed the range of $1.2 to $1.3 billion.”
Key Highlights for the Quarter
•	Internal revenue growth on base business due to yield increased 3.6%. Including $31 million obtained through our fuel surcharge program, the base business revenue growth from yield was 4.6%.

•	Internal revenue growth from volumes decreased 1.8%. Approximately one-half of this decline resulted from the impact of nearly one less workday and lower non-core volumes.

•	Divestitures net of acquisitions caused a 1.1% decline in revenues in the quarter and foreign currency translation caused a 0.3% increase in revenues.

•	Operating expenses declined by $21 million, or approximately 1%, to $2.18 billion in the third quarter of 2006. As a percent of revenue, operating expenses fell to 63.4% during the current year quarter, which is a 180 basis point improvement compared with the prior year quarter.

•	Net cash provided by operating activities of $745 million in the third quarter. For the nine-month period, net cash provided by operating activities was $1.87 billion.

•	Free cash flow of $431 million. For the nine-month period, free cash flow was $1.24 billion.(a)

•	Capital expenditures of $357 million in the third quarter. For the nine-month period, capital expenditures totaled $824 million.

•	$425 million returned to shareholders in the third quarter, consisting of $118 million in cash dividends and $307 million in common stock repurchases.

•	The effective tax rate in the third quarter of 2006 was 27.4%. This is lower than the 39.3% rate projected in the Company’s second quarter 2006 earnings release, primarily due to $20 million in tax items noted above, the reduction in the estimated phase-out of

Section 45K tax credits and the third quarter resumption of operations of the synthetic fuel partnerships in which the Company invests. At the end of the second quarter, the Company estimated the full year phase-out of its Section 45K tax credits to be 78%. It has now reduced the estimated full-year phase-out to 35% due to its outlook for average full-year crude oil prices. Based on an estimated 35% phase-out, the Company recorded a benefit of approximately $0.05 per diluted share during the third quarter, which includes $0.02 of additional tax credits attributable to the first two quarters of the year. At the revised 35% phase-out estimate, the Company projects a benefit from Section 45K tax credits of approximately $0.01 per diluted share in the fourth quarter of 2006. The Company’s fourth quarter effective tax rate is projected to be 36.0%.
Steiner concluded, “Our nearly 50,000 employees produced the best quarter I have seen at Waste Management. As a result of our strong performance through the first nine months of the year and our expectations for the fourth quarter, we are raising our full year earnings guidance. As part of our second quarter 2006 earnings release, we projected our full-year 2006 earnings to be at the upper end of the analysts’ then current full-year range of $1.69 to $1.75 per diluted share. Adjusting for the non-recurring items noted in our 2006 quarterly earnings releases, we now expect our full year earnings to be within the range of $1.78 to $1.81 per diluted share.”

(a) This earnings release contains net income, earnings per share, earnings per share growth and forecast, income from operations as a percentage of revenue and income from operations as a percentage of revenue growth, each as adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items. These are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended, and are not intended to replace the most comparable GAAP measures that are also presented in this press release. The Company reports its financial results in compliance with GAAP, but believes that also providing non-GAAP measures provides investors additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The Company also discloses its free cash flow and free cash flow forecast, which are non-GAAP measures. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison. The Company includes the non-GAAP financial measure of free cash flow in its disclosures because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends.
Quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information provided on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “3Q2006 Earnings Report Webcast.” You may also listen to the analyst and investor conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 7044631.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time on October 25 through 5:00 p.m. Central time on November 8. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 7044631.
Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Our subsidiaries provide collection, transfer, recycling and resource recovery, and disposal services. We are also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. Our customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2006 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may be unable to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases, passing on increased costs to our customers, divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	inflation and resulting higher interest rates may have negative effects on the economy, which could result in decreases in volumes of waste generated and increases in our financing costs and other expenses;

•	the possible inability of our insurers to meet their obligations may cause our expenses to increase;

•	weather conditions cause our quarter—to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, increasing compliance costs and potential liabilities;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses and reduce our revenues;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities, which are higher margin businesses than recycling;

•	efforts by labor unions to organize our employees may divert management’s attention and increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies ;

•	possible errors or problems with implementing and deploying new information technology systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in quarterly results of operations or adversely impact our results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

# # #

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2006	2005
Operating revenues	$3,441	$3,375

Costs and expenses:
Operating	2,181	2,202
Selling, general and administrative	344	309
Depreciation and amortization	340	369
Restructuring	—	27
Expense from divestitures, asset impairments and unusual items	19	86

	2,884	2,993

Income from operations	557	382

Other income (expense):
Interest expense	(138)	(125)
Interest income	24	8
Equity in net losses of unconsolidated entities	(20)	(27)
Minority interest	(11)	(12)
Other, net	1	—

	(144)	(156)

Income before income taxes	413	226
Provision for income taxes	113	11

Net income	$300	$215

Basic earnings per common share	$0.56	$0.39

Diluted earnings per common share	$0.55	$0.38

Basic common shares outstanding	537.0	558.9

Diluted common shares outstanding	541.5	561.8

Cash dividends per common share	$0.22	$0.20

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2006	2005
EPS Calculation:

Net income	$300	$215

Number of common shares outstanding at end of period	534.5	553.6
Effect of using weighted average common shares outstanding	2.5	5.3

Weighted average basic common shares outstanding	537.0	558.9
Dilutive effect of equity-based compensation awards and warrants	4.5	2.9

Weighted average diluted common shares outstanding	541.5	561.8

Basic earnings per common share	$0.56	$0.39

Diluted earnings per common share	$0.55	$0.38

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating revenues	$10,080	$9,702

Costs and expenses:
Operating	6,480	6,419
Selling, general and administrative	1,040	952
Depreciation and amortization	1,013	1,036
Restructuring	—	27
(Income) expense from divestitures, asset impairments and unusual items	(10)	57

	8,523	8,491

Income from operations	1,557	1,211

Other income (expense):
Interest expense	(412)	(369)
Interest income	53	20
Equity in net losses of unconsolidated entities	(18)	(79)
Minority interest	(33)	(33)
Other, net	2	1

	(408)	(460)

Income before income taxes	1,149	751
Provision for (benefit from) income taxes	246	(141)

Net income	$903	$892

Basic earnings per common share	$1.66	$1.58

Diluted earnings per common share	$1.65	$1.57

Basic common shares outstanding	542.5	564.7

Diluted common shares outstanding	547.8	568.0

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.44	$0.60

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
EPS Calculation:

Net income	$903	$892

Number of common shares outstanding at end of period	534.5	553.6
Effect of using weighted average common shares outstanding	8.0	11.1

Weighted average basic common shares outstanding	542.5	564.7
Dilutive effect of equity-based compensation awards and warrants	5.3	3.3

Weighted average diluted common shares outstanding	547.8	568.0

Basic earnings per common share	$1.66	$1.58

Diluted earnings per common share	$1.65	$1.57

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$746	$666
Receivables, net	1,963	2,004
Other	891	781

Total current assets	3,600	3,451

Property and equipment, net	10,985	11,221
Goodwill	5,312	5,364
Other intangible assets, net	127	150
Other assets	895	949

Total assets	$20,919	$21,135

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,496	$2,735
Current portion of long-term debt	862	522

Total current liabilities	3,358	3,257

Long-term debt, less current portion	7,780	8,165
Other liabilities	3,333	3,311

Total liabilities	14,471	14,733

Minority interest in subsidiaries and variable interest entities	288	281
Stockholders’ equity	6,160	6,121

Total liabilities and stockholders’ equity	$20,919	$21,135

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$903	$892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,013	1,036
Other	(6)	148
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(45)	(350)

Net cash provided by operating activities	1,865	1,726

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(32)	(130)
Capital expenditures	(824)	(765)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	198	158
Purchases of short-term investments	(2,381)	(604)
Proceeds from sales of short-term investments	2,355	434
Net receipts from restricted trust and escrow accounts, and other	115	269

Net cash used in investing activities	(569)	(638)

Cash flows from financing activities:
New borrowings	118	25
Debt repayments	(236)	(285)
Common stock repurchases	(934)	(573)
Cash dividends	(358)	(339)
Exercise of common stock options and warrants	219	68
Other, net	(25)	(111)

Net cash used in financing activities	(1,216)	(1,215)

Effect of exchange rate changes on cash and cash equivalents	—	3

Increase (decrease) in cash and cash equivalents	80	(124)
Cash and cash equivalents at beginning of period	666	424

Cash and cash equivalents at end of period	$746	$300

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2006	2006	2005
Operating Revenues by Lines of Business

Collection	$2,251	$2,251	$2,199
Landfill	838	834	816
Transfer	469	479	462
Wheelabrator	233	226	231
Recycling and other	278	265	306
Intercompany (a)	(628)	(645)	(639)

Operating revenues	$3,441	$3,410	$3,375

Internal Growth of Operating Revenues from Comparable Prior Periods (b)

Internal growth	2.8%	3.6%	2.4%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	1.0%	0.8%	1.3%

Adjusted internal growth	1.8%	2.8%	1.1%

Acquisition Summary (c)

Gross annualized revenue acquired	$4	$22	$23

Total consideration	$3	$18	$54

Cash paid for acquisitions	$2	$17	$36

Recycling Segment Supplemental Data (d)

Operating revenues	$194	$181	$207

Operating expenses	$168	$154	$180

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Free Cash Flow Analysis (e)

Net cash provided by operating activities	$745	$623	$1,865	$1,726
Capital expenditures	(357)	(272)	(824)	(765)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	43	34	198	158

Free cash flow	$431	$385	$1,239	$1,119

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Excluding the impacts of hurricane revenue, adjusted internal growth for the quarter ended September 30, 2005 is estimated to be 3.0%.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	Information provided is after the elimination of intercompany revenues and related expenses.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2006	2006	2005
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$1,078	$1,082	$478

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,642	$8,600	$8,342
Total equity	6,160	6,232	6,107

Total capital	$14,802	$14,832	$14,449

Debt-to-total capital	58.4%	58.0%	57.7%

Capitalized interest	$5	$4	$2

Other Operational Data

Internalization of waste, based on disposal costs	67.0%	66.8%	66.3%

Total landfill disposal volumes (tons in millions)	32.8	33.4	32.9
Total waste-to-energy disposal volumes (tons in millions)	2.1	2.0	2.1

Total disposal volumes (tons in millions)	34.9	35.4	35.0

Active landfills	286	286	286

Landfills reporting volume	267	266	265

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$108.7	$108.2	$123.2
Amortization expense related to SFAS No. 143 obligations	19.6	19.0	21.2

Total amortization expense (b)	128.3	127.2	144.4
Accretion and other related expense	17.7	14.2	13.2

Landfill amortization, accretion and other related expense	$146.0	$141.4	$157.6

(a)	The quarters ended September 30, 2006, June 30, 2006 and September 30, 2005 include short-term investments available for use of $332 million, $513 million, and $178 million, respectively.

(b)	The quarter ended September 30, 2005 includes a cumulative correction to increase Non-SFAS No.143 Amortization Expense in the amount of $20.6 million and SFAS No.143 Amortization Expense in the amount of $1.5 million resulting from reducing amortization periods at five of our landfills.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	September 30, 2006		September 30, 2005
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported (a)	$300	$0.55	$215	$0.38

Adjustments to Net income and Diluted EPS:
Expense from divestitures, asset impairments and unusual items	16	0.03	61	0.11
Restructuring	—	—	19	0.03
Additional landfill amortization expense	—	—	16	0.03
Tax audit settlements and other tax items	(20)	(0.03)	(43)	(0.08)
Benefit from reduction of estimated effective tax rate for 2005	—	—	(13)	(0.02)

Net income and Diluted EPS, as adjusted (b)	$296	$0.55	$255	$0.45

	Quarters Ended
	September 30,
	2006	2005
Adjusted Income from Operations as a percent of Revenue

As reported:
Operating revenues	$3,441	$3,375
Income from operations	$557	$382

Income from Operations as a percent of Revenue	16.2%	11.3%

Adjustments to Income from Operations:
Expense from divestitures, asset impairments and unusual items	$19	$86
Restructuring	$—	$27
Additional landfill amortization expense	$—	$22
Selling, general and administrative costs incurred related to income tax settlements	$1	$—

As adjusted:
Operating revenues	$3,441	$3,375
Income from operations	$577	$517

Adjusted Income from Operations as a percent of Revenue (c)	16.8%	15.3%

	Year Ending
	December 31, 2006
	Lower	Upper
	End	End
Adjusted 2006 Projected Diluted Earnings Per Share

Currently Projected Diluted EPS, as reported (d)	$2.08	$2.11

Adjustments to Diluted EPS as of September 30, 2006 (d):
(Income) expense from divestitures, asset impairments and unusual items (e)	—	—
Unclaimed property charge (f)	0.02	0.02
Tax audit settlements and other tax items (f)	(0.32)	(0.32)

Currently Projected Diluted EPS, as adjusted	$1.78	$1.81

(a)	Increase in Net income and Diluted EPS, as reported, of 39.5% and 44.7%, respectively.

(b)	Increase in Net income and Diluted EPS, as adjusted, of 16.1% and 22.2%, respectively.

(c)	Increase in Income from Operations as a percent of Revenue, as adjusted, of 150 basis points.

(d)	Does not include the impact of any adjustments in the fourth quarter.

(e)	Includes (Income) expense from divestitures, asset impairments and unusual items of ($0.03) and $0.03 recorded in the second and third quarters, respectively. These items net to approximately $0.00.

(f)	Included in our actual results for the nine months ended September 30, 2006.

(9)

Waste Management, Inc.
Actual / Estimated Diluted Earnings Per Share Impact from Section 45K Credits from Landfill Gas and Synthetic Fuel Production Facilities
(Unaudited)

	2006
	First	Second	Third		Fourth
	Quarter	Quarter	Quarter		Quarter
Estimated earnings impact as of June 30, 2006 -
Estimated phase-out of 78% and shut-down of Facilities	$0.01	$0.01	$0.01	(a)	$—	(a)

Updated estimated earnings impact as of September 30, 2006 - Estimated phase-out of 35% and resumption of operations at Facilities	$0.01	$0.01	$0.05	(b)	$0.01	(a)

(a)	Forecasted as of the date indicated.

(b)	Includes $0.02 per share benefit due to lowering phase-out estimate for prior quarters consisting of $0.01 per share benefit attributable to the quarter ended March 31, 2006 and $0.01 per share benefit attributable to the quarter ended June 30, 2006.

(10)